Exhibit 99.1

       Point Therapeutics Receives Fast Track Designation for Talabostat

     BOSTON--(BUSINESS WIRE)--June 1, 2006--Point Therapeutics, Inc. (NASDAQ:
POTP) today announced that the U.S. Food and Drug Administration (FDA) has granted talabostat Fast Track Designation for the treatment of Stage IIIB/IV non-small cell lung cancer (NSCLC) patients who have failed prior platinum-based chemotherapy.
     "The Fast Track designation is a significant milestone for talabostat and an important step in moving forward with the development process. The designation recognizes the serious unmet medical need of patients with metastatic non-small cell lung cancer who have failed prior platinum-based chemotherapy and the potential of talabostat to impact this disease," said Dr. Margaret Uprichard, Senior Vice President and Chief Scientific Office of Point Therapeutics. "This designation will allow for rolling submission of our potential New Drug Application (NDA) for talabostat--which means that sections of the NDA can be submitted and reviewed by the FDA on an ongoing basis prior to their receipt of the complete NDA."
     Talabostat's novel dual mechanism of action and positive results from the Phase 2 study combining talabostat with docetaxel (64% second-line patients and 36% third-line patients) were the key components of the application for Fast Track designation in metastatic NSCLC. In the Phase 2 study, 55 patients were enrolled--42 of whom met evaluability criteria for response. Six patients demonstrated a clinical response to treatment as defined by World Health Organization criteria (a 50% or greater reduction in tumor size) for an overall response rate of 14.3%. Two of these patients had a complete response, defined as a complete disappearance of their tumor. In all 55 patients, median progression-free survival is 4.2 months and one year survival is 38%.
     Under the FDA Modernization Act of 1997, the Fast Track program of the FDA is designed to facilitate the development and expedite the review of a new drug that is intended for the treatment of a serious or a life-threatening condition, and demonstrates the potential of a drug candidate to address unmet medical needs for such a condition. Under the FDA Guidance, drugs that are granted Fast Track status typically represent a significant improvement in the safety or effectiveness over existing therapies.
     Point's Phase 3 NSCLC program was initiated in October 2005 and consists of two randomized, double blind placebo controlled trials in up to 800 patients at approximately 100 sites in North America. The first 400-patient trial, evaluating the combination of talabostat with docetaxel versus placebo and docetaxel opened to enrollment in October 2005. The second 400-patient trial, evaluating the combination of talabostat with pemetrexed versus placebo and pemetrexed opened to enrollment in February 2006. The primary study endpoint is progression-free survival. Secondary endpoints include overall survival, objective response rate, duration of response and quality of life. Trial results for both studies are projected for late 2007.

     About Lung Cancer:

     According to the American Cancer Society, lung cancer is the leading cause of cancer death among men and women in the United States with nearly 60% of people diagnosed dying within one year and nearly 75% dying within two years. Nearly all lung cancers are non-small cell. While treatment options for NSCLC continue to emerge, mortality rates have not improved in the last 10 years, leaving a significant need for advancement in current therapies.

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedules to," "projects," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended March 31, 2006 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


     CONTACT: Point Therapeutics, Inc.
              Sarah Cavanaugh, 617-933-7508
              Director, Corporate Communications